EXHIBIT 99.5
DelStaff, LLC
c/o H.I.G. Capital, LLC
855 Boylston Street — 11th Floor
Boston, Massachusetts 02116
Westaff, Inc.
298 North Wiget Lance
Walnut Creek, California 94598-2453
Attention: Independent Members of the Board of Directors
March 30, 2007
Dear Independent Members of the Board of Directors:
On February 28, 2007, the Chairman of the Board of Directors (the “Board”) of Westaff, Inc., a Delaware corporation (the “Company”), executed a document (the “February Notices”) calling (i) a special meeting of the stockholders of the Company to be held on Wednesday, May 30, 2007 (the “Special Meeting of Stockholders”) and (ii) a special meeting of the Board to be held on Wednesday, April 4, 2007 (the “Special Meeting of the Board”), and gave proper notice of such Board meeting. On the date hereof, the Chairman of the Board executed a document calling for the (i) postponement of the Special Meeting of Stockholders to, and calling a special meeting of stockholders to be held on, Friday, June 29, 2007, at 10:00 a.m. local time at the Company’s administrative offices located at 298 N. Wiget Lane, Walnut Creek, California and (ii) postponement of the Special Meeting of the Board to, and called a special meeting of the Board to be held on, Friday, May 4, 2007, at 10:00 a.m. local time at the Company’s administrative offices located at 298 N. Wiget Lane, Walnut Creek, California, and gave proper notice of such Board meeting.
The Company hereby confirms receipt of the notices effecting the foregoing, acknowledges and agrees that the call of the Special Meeting of Stockholders and Special Meeting of the Board referred to in the February Notices has been revoked and that new dates have been proposed for the Special Meeting of the Stockholders and established for the Special Meeting of the Board in order to permit the Board and DelStaff, LLC (“DelStaff”) additional time to negotiate mutually satisfactory terms and conditions of a corporate governance agreement. In addition, the Company acknowledges and agrees that DelStaff is not submitting, on or before Friday, March 30, 2007 (the “Advance Notice Deadline”), formal notice to the Company of the persons nominated by DelStaff to serve on the Board (the “Nominees”), as would have been required pursuant to the February Notices, solely in reliance upon the Company’s expressed willingness to negotiate in good faith the terms and conditions of a mutually acceptable governance agreement, and the Company agrees not to assert, and waives all rights it may have arising out of or related to, DelStaff’s decision not to submit a formal notice of the Nominees on or before the Advance Notice Deadline.
This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement and any related agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
This letter agreement may be signed in counterparts and delivered by facsimile or portable document format (pdf).

Very truly yours, DELSTAFF, LLC
By:	/s/ John Black
	Name:	John Black
	Title:	Manager

Agreed and accepted on March 30, 2007 WESTAFF, INC.
By:	/s/ Patricia M. Newman
	Name:	Patricia M. Newman
	Title:	President and Chief Executive Officer